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                                                                    EXHIBIT 99.1

[REYNOLDS & REYNOLDS LOGO]                                                  NEWS
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              REYNOLDS AND REYNOLDS REPORTS THIRD QUARTER RESULTS;
                    ANNOUNCES NEXT STEP OF SOLUTIONS STRATEGY

     Live Webcast at 8:30 a.m. ET. Conference call and replay available at www.reyrey.com

DAYTON, OHIO, JULY 21, 2005 - The Reynolds and Reynolds Company (NYSE: REY) today reported third quarter results. The company also announced it will no longer sell its Reynolds Generations Series Suite(R) dealer management system
(DMS) resulting in a charge in the company's fourth fiscal quarter.

Reynolds reported revenues of $247 million for the third fiscal quarter ended June 30, 2005, which were 2 percent higher than a year ago. Net income was $24 million and earnings per share were 37 cents, 12 percent higher than a year ago. Third quarter earnings per share includes a 3 cent benefit primarily from lower tax rates.

Revenues in the company's largest segment, Software Solutions, were $201 million, 3 percent higher than a year ago. The Documents segment revenues declined 3 percent compared to a year ago. Revenues in the Financial Services segment declined 17 percent, as a result of continued lower interest rates and a decline in the size of the receivables portfolio.

"Unit sales of our industry-leading ERA(R) dealer management system were the strongest we've seen in two years. We're experiencing competitive pricing pressures we expect will continue," Fin O'Neill, president and CEO, said. "Sales of CRM solutions including Professional Services, Reynolds Web Solutions and Contact Management were solid during the quarter."

In the third quarter, Reynolds generated $42 million of operating cash flow. During the quarter, the company repurchased 1.7 million shares for $46 million at an average price of $26.98. Approximately 2.9 million shares remain authorized for repurchase.

The company announced the discontinuance of the Reynolds Generations Series Suite DMS software product, installed in over 70 dealership locations since its introduction in September 2003. As a result, in its fourth fiscal quarter ending September 30, 2005, the company will write off about $67 million of capitalized software development. The company is currently evaluating any other potential impacts of this decision and may recognize additional costs in the fourth fiscal quarter.

"Suite captured the vision of what the dealer management system of the future should be. Unfortunately, we have concluded that Suite is not the broad-based solution for the majority of the U.S. automotive retail market that we originally believed," O'Neill said. "Suite requires substantial change in dealership processes to provide the desired utilization levels and benefits. Implementation and training costs are high for our customers and for Reynolds and Reynolds. To appeal to the majority of automobile dealers, and address a number of product issues we have identified would require a continued, significant investment of money, technical resources and time that we cannot justify. We will work with each Suite customer to develop a plan to migrate off Suite over the next 24 months. Customers can be assured of our support until all migrations have been completed," he said.

O'Neill said that the decision to discontinue Suite frees up capital and development resources, allowing the company to accelerate investments to make platform upgrades and architectural enhancements and build out performance-based applications and services to provide its customers with the most cost-effective and productive solutions.

 "In particular, we will be stepping up our investment in our ERA dealer management system," O'Neill said.


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ERA is the number one, broad-based DMS solution in the industry and is used by over a half million dealership personnel at more than 10,000 dealership locations.

"We are listening to our customers. They tell us that they want a product that meets both the complex reporting and analytical needs of dealership management while offering the simplicity demanded by other dealership operations. They also want a system that meets the changing needs of automotive retail. However, they want a system that is evolutionary, one that will allow them to migrate to the system of the future, without the expense and disruption of introducing new processes and procedures throughout the dealership. Most importantly, they want a DMS that offers true integration with key dealership applications such as customer relationship management and Finance & Insurance. They are tired of cobbling together multiple solutions from multiple vendors. Reynolds hears them and will deliver the deep integration and the one-stop-shopping solutions that dealers want. Our decision to increase investment in ERA and related applications will allow Reynolds to deliver the high performance dealers want from their DMS of the future, while offering the smooth transition they need. This decision on our DMS direction is in the best interests of our customers, our shareholders and our associates.

With ERA, Reynolds has developed a proven DMS family with ERA ES, ERA XT and ERA XTR meeting the needs of the smallest to the largest dealerships. As the industry's leading dealer services provider, the company has introduced a large number of deeply integrated, market-proven CRM and other applications that deliver strong business results for our customers - among them, Reynolds Web Solutions, Contact Management, Advanced Reporting, Mobile Service Advisor, Integrated Desking, eContracting, built-in "Do Not Call" flags, Internet Credit Reporting, F&I forms libraries, Electronic Document Management, built-in OEM vehicle option data, bar code systems and much more.

Outside the U.S. and Canada, Reynolds delivers the incadea(R) platform, which the company acquired in 2003. incadea now serves over 12,000 users at over 600 dealership locations in 27 countries. incadea's customer base serves franchises representing a broad cross section of the automotive industry through a network of more than 20 partners. The franchises include: Alfa Romeo, BMW, Opel, Ford, Citroen, Peugeot, Renault, Mazda, Mercedes-Benz, Volvo, Fiat, Lada and Kia.

"We are a dealer services company. Our value lies in being a total solutions provider, delivering the systems, applications and services that dealers need - from consulting to networks to documents to technology to support," O'Neill said. "Everything we do as a company must be focused on helping dealers sell and service more cars, take better care of their customers, drive down costs and become more profitable. That is our mission. That is why we and our customers will succeed."

Reynolds also announced that it is exploring strategic alternatives, including divestiture, for its Networkcar business. Reynolds acquired Networkcar in 2002. Since then, the business has evolved from dealership-based retail sales to a fleet management tool. Presidio Merchant Partners LLC, a San Francisco-based investment bank, is acting as a financial advisor to Reynolds on Networkcar.

"Networkcar is a growing, award-winning leader through its GPS tracking and diagnostic monitoring system," said O'Neill. "However, its transition to a fleet emphasis positions it outside our strategic core."

DURING THE QUARTER, Reynolds:

o Announced that five subsidiaries of BMW Group France selected the Reynolds incadea automotive retailing software with Atos Origin as their rollout partner.

o Launched Reynolds Anti-Virus Service, enabling automobile dealers to manage anti-virus protection for their entire network from a single PC.

o Announced the availability Vinstickers.com, an application designed for processing and marketing used car inventory.

o Received a patent from the U.S. Patent and Trademark Office (No. 6,868,388) titled "Integrated Voice and Data System and Auto Retail Channel Network Portal," for the company's network services delivery model.

o Announced that Networkfleet(TM) wireless fleet management solution was named the winner of the Best Commercial Vehicle Solution for the second year in a row at the Annual Telematics Update Magazine Telematics Award Program.


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FOR THE FOURTH QUARTER ending September 30, 2005, the company expects (excluding costs of software discontinuance):

o    EPS to be between $0.33 and $0.37

FOR THE 2005 FISCAL YEAR the company expects (excluding costs of software discontinuance):

o    Earnings per share between $1.37 and $1.41.
o    Revenues to be essentially flat compared to fiscal 2004.
o    Operating margins to be in the mid teens.
o    Return on equity of about 19 percent.
o    Net capital expenditures of approximately $20 million.
o    Depreciation and amortization of about $42 million.
o    Research and development expenses of about $90 million.
o    An estimated tax rate of about 40 percent.
o    Continued share repurchases.
o Fully diluted shares used to calculate EPS to be approximately 65 million shares.

ABOUT REYNOLDS
Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. Reynolds ranked first among major DMS providers in the most recent study of dealership satisfaction by the National Automobile Dealers Association. The company's award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward's Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as "expects," "intends," "plans," "anticipates," "believes," "seeks," "estimates," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.


                                       ###
                                                                         REY0526


(Editor's note:  Segment Report Attached)

CONTACT:

MEDIA                                       INVESTORS
Paul Guthrie                                John Shave
937.485.8104                                937.485.1633
paul_guthrie@reyrey.com                     john_shave@reyrey.com




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                                       4

                       THE REYNOLDS AND REYNOLDS COMPANY
                           SEGMENT REPORT (UNAUDITED)
                      (In thousands except per share data)


                                                      THIRD QUARTER                      NINE MONTHS
                                             --------------------------------     --------------------------------
For The Periods Ended June 30                  2005      2004          Change       2005      2004          Change
-----------------------------                  ----      ----          ------       ----      ----          ------
CONSOLIDATED

Net Sales and Revenues                       $246,525   $242,830         2%       $736,462  $740,725          -1%
Gross Profit                                 $135,833   $134,350         1%       $404,851  $413,894          -2%
   Gross Margin                                 55.1%      55.3%                     55.0%     55.9%
Operating Income                              $37,526    $38,222        -2%       $110,282  $116,905          -6%
   Operating Margin                             15.2%      15.7%                     15.0%     15.8%
Income Before Income Taxes                    $38,225    $38,234         0%       $111,754  $117,559          -5%
Provision for Income Taxes                    $14,429    $16,215                   $44,034   $45,361
Net Income                                    $23,796    $22,019         8%        $67,720   $72,198          -6%

Earnings Per Common Share (Diluted)             $0.37      $0.33        12%          $1.04     $1.05          -1%

Average Shares Outstanding                     64,550     67,414                    65,172    68,504

SOFTWARE SOLUTIONS
Net Sales and Revenues                       $201,338   $195,174         3%       $597,961  $592,372           1%
Gross Profit                                 $109,981   $107,108         3%       $323,252  $330,424          -2%
   Gross Margin                                 54.6%      54.9%                     54.1%     55.8%
Operating Income                              $27,488    $27,241         1%        $78,353   $85,419          -8%
   Operating Margin                             13.7%      14.0%                     13.1%     14.4%

DOCUMENTS
Net Sales and Revenues                        $38,772    $39,901        -3%       $118,535  $123,847          -4%
Gross Profit                                  $21,392    $21,229         1%        $67,217   $64,486           4%
   Gross Margin                                 55.2%      53.2%                     56.7%      52.1
Operating Income                               $7,116     $6,738         6%        $22,793   $17,404          31%
   Operating Margin                             18.4%      16.9%                     19.2%     14.1%

FINANCIAL SERVICES
Net Sales and Revenues                         $6,415     $7,755       -17%        $19,966   $24,506         -19%
Gross Profit                                   $4,460     $6,013       -26%        $14,382   $18,984         -24%
   Gross Margin                                 69.5%      77.5%                     72.0%     77.5%
Operating Income                               $2,922     $4,243       -31%         $9,136   $14,082         -35%
   Operating Margin                             45.5%      54.7%                     45.8%     57.5%


(1) Fiscal year 2004 results were restated to reclassify amounts between segments for consistency with fiscal year 2005 results.

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